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                                                                   EXHIBIT 10.35

                                AMENDMENT TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION
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         This AMENDMENT (the "Amendment") is entered into as of December 21,
2001, by and between EPL Pro-Long, Inc., a California corporation ("EPL"), and Prolong International Corporation, a Nevada corporation ("PIC") to the Agreement and Plan of Reorganization, dated February 5, 1998, as amended June 29, 1998 (the "Agreement"). Unless specifically designated otherwise, capitalized terms used in this Amendment shall have the meanings given them in the Agreement.

                                    RECITALS
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         WHEREAS, EPL and PIC entered into the Agreement pursuant to which PIC acquired substantially all of the assets and assumed certain liabilities of EPL in exchange for the issuance of 2,993,035 shares of PIC Common Stock (the "Sale Transaction");

         WHEREAS, at the Closing of the Sale Transaction on November 20, 1998, the number of shares of PIC Common Stock issued to EPL was reduced to 2,981,035 shares in consideration for PIC's assumption of EPL's obligation to compensate an EPL shareholder who exercised his statutory dissenters' rights;

         WHEREAS, the Sale Transaction was intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(C) and (a)(2)(G) of the Code;

          WHEREAS, on or about November 17, 1998, certain shareholders of EPL filed suit against EPL and PIC, among others (collectively, the "Defendants"), alleging fraud, civil RICO, breach of fiduciary duty, breach of contract and conversion in an action entitled Dr. Michael Walczak, et. al. vs. EPL Prolong, Inc., et. al., (Case Number SACV 99-527) (the "Suit") and as a result, the planned liquidation of EPL was delayed;

         WHEREAS, pursuant to a Final Order and Judgment Approving Class Settlement and Dismissing Action With Prejudice entered on October 12, 2001, the United States District Court for the Central District of California has approved a settlement of the Suit whereby PIC has agreed to issue an additional aggregate amount of 1,350,695 shares of PIC Common Stock to EPL and its stockholders (collectively, the "Additional Shares");

         WHEREAS, in addition to the issuance of the Additional Shares, in exchange for entering into a release agreement to release any and all claims against the Defendants, PIC has agreed to waive its claims to reimbursement for EPL's accrued expenses of approximately $430,000 to date, and, upon prior approval of PIC, assume and pay additional reasonable fees and expenses incurred by EPL to complete its dissolution (collectively, the "Expense Waiver");

         WHEREAS, the parties deem the payment of the Additional Shares and the Expense Waiver to constitute additional purchase price for the Sale Transaction (collectively referred to as the "Additional Purchase Price");

         WHEREAS, Section 13.8 of the Agreement provides that the Agreement may be modified or amended upon the written consent of both EPL and PIC; and

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          WHEREAS, EPL and PIC desire to amend the Agreement to reflect the payment of the Additional Purchase Price under the Agreement.

                                    AGREEMENT
                                    ---------

          NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises set forth herein, the parties hereto agree that the Agreement is hereby amended as follows:

          1. The Agreement is hereby amended to insert a Section 3.2 as follows:

               "3.2 Payment of Additional Purchase Price. Pursuant to a Final
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          Order and Judgment Approving Class Settlement and Dismissing Action
          Without Prejudice entered on October 12, 2001 and arising out of the action entitled Dr. Michael Walczak, et al., v. EPL Prolong, Inc., et. al., (Case Number SACV 99-527), PIC shall deliver to EPL and its stockholders, on or prior to December 31, 2001, one or more stock certificates representing an aggregate of an additional One Million Three Hundred Fifty Thousand Six Hundred Ninety-Five (1,350,695) shares of PIC Common Stock. Additionally, PIC agrees to waive its claims to reimbursement for EPL's accrued expenses of approximately $430,000 through December 3, 2001, and upon prior approval of PIC, to assume and pay additional reasonable fees and expenses incurred by EPL to complete its dissolution. The certificate or certificates evidencing such additional shares of PIC Common Stock as well as any certificates that PIC issues after the surrender of such certificate or certificates by EPL shall be free of any restrictive legend thereon."

          2. Except as specifically amended pursuant to the terms hereof, the terms and provisions of the Agreement shall remain in full force and effect. All terms and provisions of the Agreement not inconsistent with the terms hereof are hereby incorporated by reference.

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         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

                                      EPL PRO-LONG, INC.

                                      By:_______________________________________


                                      Title:____________________________________


                                      PROLONG INTERNATIONAL CORPORATION

                                      By:_______________________________________


                                      Title:____________________________________

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